EXHIBIT 99.1

Merrill Lynch & Co., Inc.

Impact of Net Write-Downs and Credit Valuation Adjustments

(Dollars in billions)

The following table provides the impact on Merrill Lynch’s net revenues of certain adjustments for the first quarters of 2007 and 2008. While the adjusted amount below is considered a non-GAAP measure, management believes that it is relevant in assessing the quality of our financial performance, identifying trends in our results and providing more meaningful period-to-period comparisons. This information was posted on the Merrill Lynch investor relations website in connection with the release of its first quarter 2008 results.

	For the Three Months Ended		Percent Inc/(Dec)
	Mar. 28, 2008	Mar. 30, 2007
Revenues, net of interest expense (GAAP basis)	$2.9	$9.6	(69)%

Add: Net write-downs as follows:
U.S. ABS CDOs (1)	1.5	—
Leveraged finance commitments	0.9	—
Residential mortgage-related exposures (2)	0.8	0.4
U.S. Banks investment securities portfolio (2) (3)	0.4	—
Commercial real estate	—	—

Total net write-downs	3.6	0.4

Add: Credit valuation adjustments related to hedges with financial guarantors	3.0	—

Less: Net benefit due to the widening of Merrill Lynch credit spreads on certain long-term debt liabilities	(2.1)	—

Total adjustments	4.5	0.4

Revenues, net of interest expense (adjusted basis)	$7.4	$10.0	(26)%

(1)	For more information on U.S. ABS CDOs and financial guarantor exposure on U.S. ABS CDOs, see Attachment V to the Press Release dated April 17, 2008 http://www.sec.gov/Archives/edgar/data/65100/000115752308002971/a5660325ex99_2.htm.
(2)	For more information on residential mortgage-related exposures and losses, see Attachment VI to the Press Release dated April 17, 2008 http://www.sec.gov/Archives/edgar/data/65100/000115752308002971/a5660325ex99_2.htm.
(3)	For more information on U.S. Banks investment securities portfolio exposures and losses recognized through the income statement and for information on additional write-downs recognized through other comprehensive income/(loss), see Attachment VI to the Press Release dated April 17, 2008 http://www.sec.gov/Archives/edgar/data/65100/000115752308002971/a5660325ex99_2.htm.